Exhibit 99.7

Vendors/Partners/Customers Email

Dear [Vendor/Supplier/Partner]:

I am pleased to tell you that Del Monte Foods and an investor group led funds affiliated with Kohlberg Kravis Roberts & Co. L.P. (“KKR”), Vestar Capital Partners (“Vestar”) and Centerview Partners (“Centerview”) – collectively the “Sponsors”– announced that they have signed a definitive agreement under which the Sponsors will acquire Del Monte for $19.00 per share in cash. We value our relationship with you and wanted to reach out directly about this significant news.

This transaction positions the Company well for the future while delivering the same great quality products our customers have come to rely upon. It will further enable our company to continue to successfully grow, building on the foundation our team has put in place. KKR, Vestar and Centerview share our strategic vision and they look forward to investing in Del Monte and working with our team as we continue to execute upon our growth strategy.

Today’s announcement in no way changes your existing relationship with Del Monte. It is business as usual. We will continue to focus on the day-to-day operations of the business and maintain the professional relationship you have come to expect. All bills and contracts will be honored and [payments/product] delivered as per our existing agreement and your contacts within the Company will remain the same.

KKR, Vestar and Centerview bring a tremendous amount of in-depth industry knowledge and have operational expertise and an exceptional track record of supporting growth and enhancing value in companies in which they are invested.

Becoming a private company will provide numerous benefits for Del Monte, our shareholders, employees, vendors, customer and consumers. These benefits include being better able to focus on long-term value creation. This will enable Del Monte to continue to build our team and to focus our efforts on running our business without the constraints of shorter-term public market milestones.

We will do our best to keep you apprised of any significant developments, as appropriate. As always, I want thank you for your continued support.

Sincerely,

[Name]

Additional Information and Where to Find It

In connection with the proposed merger, the Company will prepare a proxy statement to be filed with the SEC. When completed, a definitive proxy statement and a form of proxy will be mailed to the stockholders of the Company. THE COMPANY’S SECURITY HOLDERS ARE URGED TO READ THE PROXY STATEMENT REGARDING THE PROPOSED MERGER BECAUSE IT WILL CONTAIN IMPORTANT INFORMATION. The Company’s stockholders will be able to obtain, without charge, a copy of the proxy statement (when available) and other relevant documents filed with the SEC from the SEC’s website at http://www.sec.gov. The Company’s stockholders will also be able to obtain, without charge, a copy of the proxy statement and other relevant documents (when available) by directing a request by mail or telephone to Del Monte Foods Company, Attn: Corporate Secretary, P.O. Box 193575, San Francisco, California 94119-3575, telephone: (415) 247-3000, or from the Company’s website, http://www.delmonte.com.

The Company and its directors and officers may be deemed to be participants in the solicitation of proxies from the Company’s stockholders with respect to the proposed merger. Information about the Company’s directors and executive officers and their ownership of the Company’s common stock is set forth in the proxy statement for the Company’s 2010 Annual Meeting of Stockholders, which was filed with the SEC on August 16, 2010. Stockholders may obtain additional information regarding the interests of the Company and its directors and executive officers in the proposed merger, which may be different than those of the Company’s stockholders generally, by reading the proxy statement and other relevant documents regarding the proposed merger, when filed with the SEC.